Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2021, except for the effect of the restatement disclosed in Note 2, as to which the date is May 9, 2021, with respect to the financial statements of Gores Holdings V, Inc., included herein and to the reference to our firm under the heading “Experts” in the offer to exchange/prospectus.

/s/ KPMG LLP

Denver, Colorado
September 7, 2021